EXHIBIT 10.17

CF INDUSTRIES HOLDNGS, INC.

January 8, 2008

[Name]

[Address]

[City] [State] [ZIP]

Dear [Name]:

I am pleased to offer you participation in the CF Industries, Inc. Annual Incentive Program (AIP) for 2008.  This year has great potential and I look forward to the possibilities we’ll be able to achieve.  This letter will serve as your Award Agreement.

For the 2008 program year, your Target Award is [Percent]% of your base earnings for January 1 through December 31, 2008.

The Plan pays a percent of your Target Award based on actual Cash Flow Return on Capital Employed (CFROC) earned by CF as of December 31, 2008.  For the 2008 program year, the determination of the aggregate award pool is based upon the following performance schedule:

Cash Flow Return on Average Gross Capital Employed		Aggregate Award Pool as a % of Target

42%	(Maximum)	200%
33		150
19	(Target)	100
5	(Threshold)	50

The enclosed AIP Plan Document provides specific details as to the administration of this plan.  Please read the attached prior to your acceptance of this invitation to participate in the AIP.

There are a few additional items to highlight.  Pursuant to Section 7(b) of the 2005 Equity and Incentive Plan, in the event of a Change in Control, the performance goals applicable to this Award shall be deemed to be achieved at the target or actual performance level, whichever is higher.

The Compensation Committee of the Company’s Board of Directors has the sole discretion and authority to make equitable adjustments to the AIP if an event occurs which the Committee deems worthy of Plan adjustment.  However, in no case will the Committee approve an adjustment that would result in payments

CF INDUSTRIES HOLDNGS, INC.

under the plan failing to qualify as “performance-based compensation” for the purposes of Section 162(m) of the Internal Revenue Code.

The enclosed Plan document, plus the 2005 Equity and Incentive Plan document, constitute the entire agreement between you, the participant, and CF.  If there is a discrepancy between this Award Agreement and the Plan documents, the terms and conditions specified in the Plan documents will govern.

Please review the terms of this Award Agreement as per above (your target award and the performance schedule as well as the attached Plan document).  If you wish to accept the award, please sign below and return one of these signed copies to me by January 21, 2008.

Thank you in advance for your commitment and contributions to CF.  I am excited about the opportunities we all have in 2008 and am pleased to be working with you to achieve them.

Sincerely yours,

Wendy Jablow Spertus

Vice President, Human Resources

PARTICIPANT

Signature

Date